Exhibit 99.4

The Quantitative and Qualitative Disclosures About Market Risk of the Company included in this Exhibit 99.4 has been revised to reflect Keen Energy Services, LLC as a discontinued operation in the Company’s consolidated financial statements.  All other information included in this exhibit remains unchanged and does not reflect any other events or developments that have occurred subsequent to February 27, 2012.  More current information is included in the Company’s quarterly report on Form 10-Q for the period ended September 30, 2012 and other filings with the Securities and Exchange Commission.  This exhibit should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements and Supplementary Data included in exhibits 99.3 and 99.5, respectively.

Item 7A.       Quantitative and Qualitative Disclosures About Market Risk.

The following includes “forward-looking statements” that involve risk and uncertainties.  Actual results could differ materially from those projected in the forward-looking statements.

The Company’s market risk arises principally from interest rate risk related to its investment portfolio and its borrowing activities and equity price risk.

The Company’s investment portfolio is primarily classified as available for sale, and consequently, is recorded on the balance sheet at fair value with unrealized gains and losses reflected in equity.  Included in the Company’s available for sale investment portfolio are fixed income securities, which comprised approximately 35% of the Company’s total investment portfolio at December 31, 2011.  These fixed income securities are primarily rated “investment grade” or are U.S. governmental agency issued or U.S. Government-Sponsored Enterprises.  The estimated weighted average remaining life of these fixed income securities was approximately 4.3 years at December 31, 2011.  The Company’s fixed income securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if market interest rates increase.  At December 31, 2010, fixed income securities comprised approximately 31% of the Company’s total investment portfolio and had an estimated weighted average remaining life of 3.1 years.

Also included in the Company’s available for sale investment portfolio are equity securities, which are recorded on the balance sheet at an aggregate fair value of $1,364,659,000 (aggregate cost of $666,801,000) and which comprised approximately 57% of the Company’s total investment portfolio at December 31, 2011.  The majority of this amount consists of two publicly traded securities; the investment in Fortescue common shares, which is carried at fair value of $569,256,000, and the investment in Inmet, which is carried at fair value of $708,193,000.  The Company evaluates its investments for impairment on a quarterly basis.

The Company is also subject to price risk related to its investments in Jefferies and Mueller for which it has elected the fair value option.  At December 31, 2011, these investments are classified as investments in associated companies and carried at fair values of $797,583,000 for Jefferies and $400,446,000 for Mueller.

The Company is subject to interest rate risk on its long-term fixed interest rate debt.  Generally, the fair market value of debt securities with a fixed interest rate will increase as interest rates fall, and the fair market value will decrease as interest rates rise.

The following table provides information about the Company’s financial instruments used for purposes other than trading that are primarily sensitive to changes in interest rates.  For investment securities and debt obligations, the table presents principal cash flows by expected maturity dates.  For the variable rate borrowings, the weighted average interest rates are based on implied forward rates in the yield curve at the reporting date.  For securities and liabilities with contractual maturities, the table presents contractual principal cash flows adjusted for the Company’s historical experience and prepayments of mortgage-backed securities.

For additional information, see Notes 6, 13 and 25 of Notes to Consolidated Financial Statements.

	Expected Maturity Date
	2012	2013	2014	2015	2016	Thereafter	Total	Fair Value
	(Dollars in thousands)

Rate Sensitive Assets:
Available for Sale Fixed Income Securities:
U.S. Government and agencies	$139,952	$-	$-	$-	$-	$-	$139,952	$139,952
Weighted-Average Interest Rate	.03%
U.S. Government- Sponsored Enterprises	$94,342	$79,607	$65,259	$54,738	$46,649	$281,596	$622,191	$622,191
Weighted-Average Interest Rate	2.78%	2.76%	2.71%	2.68%	2.65%	2.61%
Other Fixed Maturities:
Rated Investment Grade	$6,760	$4,132	$23,363	$764	$676	$3,836	$39,531	$39,531
Weighted-Average Interest Rate	3.59%	2.30%	5.00%	5.88%	5.89%	5.95%
Rated Less Than Investment Grade/Not Rated	$6,332	$15,044	$4,706	$4,016	$459	$2,173	$32,730	$32,730
Weighted-Average Interest Rate	7.12%	7.02%	5.53%	6.25%	5.41%	5.41%

Rate Sensitive Liabilities:
Fixed Interest Rate Borrowings	$417,481	$406,865	$97,581	$454,385	$-	$511,344	$1,887,656	$1,956,964
Weighted-Average Interest Rate	3.17%	7.33%	7.62%	7.67%	7.39%	8.51%
Variable Interest Rate Borrowings	$29,262	$38,559	$39,307	$40,430	$283,918	$2,000	$433,476	$433,476
Weighted-Average Interest Rate	2.05%	2.40%	2.67%	3.13%	3.66%	4.13%

Off-Balance Sheet Items:

Unused Lines of Credit	$-	$-	$-	$-	$134,921	$-	$134,921	$134,921
Weighted-Average Interest Rate	2.05%	2.40%	2.67%	3.13%	3.66%